Exhibit 23.1

Date : November 12, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Spirit International, Inc

We hereby consent to the inclusion in this third amendment to the Registration Statement (the “Registration Statement”) on Form S-1/A of Spirit International, Inc (the “Company ”) of our report, dated June 17, 2014, with respect to our audit of the financial statements of the Company as of March 31, 2014 and the results of its operations and cash flows for the period of inception (March 10, 2014) through March 31, 2014, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (lsr)

Jerusalem, Israel